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SUB-ITEM 77Q1(e)(3): New Investment Sub-Advisory Contract

                          GE INVESTMENTS FUNDS, INC.
                          REAL ESTATE SECURITIES FUND

                            SUB-ADVISORY AGREEMENT

   This Sub-Advisory Agreement (this "Agreement") is made as of July 1, 2016, by and among SSGA FUNDS MANAGEMENT, INC. ("SSGA FM"), a Massachusetts corporation, GE INVESTMENTS FUNDS, INC. (the "Company"), a Virginia corporation, on behalf of the REAL ESTATE SECURITIES FUND (the "Fund"), a series of the Company, solely with respect to Section 10 of this Agreement, and CENTERSQUARE INVESTMENT MANAGEMENT, INC., a Pennsylvania corporation (the "Sub-Adviser").

                                   RECITALS

   WHEREAS, SSGA FM has entered into an Investment Advisory and Administration Agreement dated July 1, 2016 (the "Advisory Agreement") with the Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the Fund;

   WHEREAS, pursuant to the Advisory Agreement, SSGA FM may delegate portfolio management responsibilities to other investment sub-advisers, subject to the requirements of the 1940 Act; and

   WHEREAS, SSGA FM wishes to retain the Sub-Adviser to furnish certain investment advisory services to SSGA FM and the Fund, and the Sub-Adviser is willing to furnish those services.

   NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

   1. Appointment. SSGA FM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Fund's assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent SSGA FM, the Company or the Fund or otherwise be deemed an agent of SSGA FM, the Company or the Fund.

    2. Duties as Sub-Adviser.

   (a) Subject to the oversight and supervision of SSGA FM and the Company's Board of Directors (the "Board"), the Sub-Adviser will provide a continuous investment program for the Fund's assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for Fund investments. The Sub-Adviser will be responsible for voting proxies of issuers of securities held by the Fund.

The Sub-Adviser will consult with SSGA FM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Company's current registration statement on Form N-1A and any amendments or supplements thereto (the "Registration Statement") and the Company's articles of incorporation and by-laws (the "Constituent Documents"). In connection therewith and in connection with the further duties set forth in paragraphs 2(b) - (h) below, the Sub-Adviser shall provide SSGA FM and the Board with such periodic reports and documentation as SSGA FM or the Board shall reasonably request regarding the Sub-Adviser's management of the Fund's assets and compliance with the Registration Statement, applicable law and regulations, and all requirements hereunder. The Sub-Adviser acknowledges that copies of the current Registration Statement, and the Constituent Documents, each as currently in effect, have been delivered to the Sub-Adviser.

   (b) The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (1) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, (2) the Constituent Documents, (3) such policies, procedures or directives as the Board may from time to time establish or issue, and (4) applicable law and regulations. SSGA FM shall promptly notify the Sub-Adviser of changes to (1), (2), and (3) above.

   In particular, the Sub-Adviser shall be responsible to ensure that the Fund:
(1) continuously qualifies as a regulated investment company under sub-chapter M of the Internal Revenue Code of 1986, as amended (the "Code"), (2) complies with the diversification requirements of Section 817(h) of the Code and regulations thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (3) is notified promptly, but in any event on the same day and prior to the earlier of (1) the release of the Fund's net asset value or (ii) 6:00pm Eastern Time, of any and all instances in which the Sub-Adviser knows or should have reason to know that the available price or value of a portfolio instrument does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with procedures adopted by the Board, as amended from time to time.

   (c) The Sub-Adviser shall take all actions that it considers necessary to implement the investment objective and principal strategies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers selected by it. To that end, the Sub-Adviser is authorized as the agent of the Company to give instructions to the Company's custodian as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement.

   In addition to seeking the best price and execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and applicable guidance of the Securities and Exchange Commission (the "SEC"), the Sub-Adviser is also authorized to take

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into consideration other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers,
(2) research, custody and other services provided by brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution,
(5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the overall quality of brokerage and research services provided by such brokers and dealers. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts. The Sub-Adviser is also authorized to use soft-dollar services as requested by the Board from time to time. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account.

   (d) Subject to: (1) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement, (2) the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (3) the provisions of the 1934 Act, and (4) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of SSGA FM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Company for such services in addition to the Sub-Adviser's fees for services under this Agreement.

   (e) The Sub-Adviser agrees to maintain, in the form and for the periods required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Company pursuant to the requirements of paragraphs (b)(2)(ii), (b)(2)(iii), (b)(5), (b) (6), (b)(7),
(b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all books and records which it maintains for the Fund or the Company are the property of the Company and further agrees to surrender the same to SSGA FM or the Company upon SSGA FM's or the Company's request (provided, however, that Sub-Adviser may retain copies of such records). The Sub-Adviser agrees to furnish the Board and SSGA FM with such periodic and special reports regarding the Fund's investments and records relating to the same as the Board or SSGA FM reasonably may request.

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   (f) At such times as shall reasonably be requested by the Board or SSGA FM, the Sub-Adviser will provide the Board and SSGA FM with economic and investment analyses and reports as well as quarterly reports setting forth the Fund's performance and make available to the Board and SSGA FM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser invested in a similar strategy. The Sub-Adviser will complete on a quarterly basis the checklist provided to it by SSGA FM regarding the Fund's investments and transactions. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund's investments.

   (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities and will assist the Company's accounting services agent or SSGA FM to obtain independent sources of market value for all other portfolio securities.

   (h) Sub-Adviser shall not consult with other sub-advisers of the Fund, or with sub-advisers of other funds of the Company, concerning transactions in portfolio securities or other portfolio investments of the Fund.

   3. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Constituent Documents and Registration Statement and with the written instructions and directions of the Board and SSGA FM and will comply with the applicable requirements of the 1940 Act, the Advisers Act, the rules under each, Subchapter M and Section 817(h) of the Code and regulations issued thereunder. In addition, the Sub-Adviser will act in conformity with all other applicable federal and state laws and regulations. SSGA FM agrees to provide to the Sub-Adviser copies of the Constituent Documents, Registration Statement and any amendments or supplements to any of these materials as soon as reasonably practicable after such materials become available.

   4. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement.

   5. Compensation.

   For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, SSGA FM shall pay the Sub-Adviser, no later than the ninetieth (90th) business day following the end of each calendar quarter, a fee based on the average daily net assets of the Fund for such quarter at the following annual rates (the "Fee Rate Schedule"):

       REDACTED

   The Sub-Adviser's fee shall be paid by SSGA FM. The Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Company, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined. In the event of termination of this

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Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within sixty (60) business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of the Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

   6. Compliance Matters.

   (a) The Sub-Adviser understands and agrees that it is a "service provider" to the Company as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with SSGA FM and the Company and its directors and officers, including the Company's Chief Compliance Officer ("CCO"), with respect to all compliance-related matters, including the Company's efforts to assure that each of its service providers adopts and maintains written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-1) by the Company, SSGA FM and Sub-Adviser. In this regard, the Sub-Adviser shall:

   (1) submit to the Board for its consideration and approval, the Sub-Adviser's applicable compliance policies and procedures;

   (2) submit to the Board for its consideration and approval, annually (and at such other times as the Company may request), a written report ("Report") fully describing the results of the Sub-Adviser's review of the adequacy of its compliance policies and procedures, including its assessment of the effectiveness of such policies and procedures and a description of any material amendments to such policies and procedures since the more recent of: (A) the Board's approval of such policies and procedures or (B) the most recent Report;

   (3) provide periodic reports discussing the Sub-Adviser's compliance program and special reports in the event of material compliance matters;

   (4) permit SSGA FM and the Company and its directors and officers to become familiar with the Sub-Adviser's operations and understand those aspects of the Sub-Adviser's operations that may expose SSGA FM and the Company to compliance risks or lead to a violation by the Company, SSGA FM or the Sub-Adviser of the federal securities laws;

   (5) provide SSGA FM, the Company and its directors and CCO with such certifications regarding compliance as may be reasonably requested; and

   (6) make the Sub-Adviser's personnel and compliance policies and procedures reasonably available to such personnel as SSGA FM and the Company and its directors and officers may designate to evaluate the effectiveness of the Sub-Adviser's compliance controls, policies and procedures.

   (b) The Sub-Adviser agrees to maintain and implement a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

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   7. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Company or its shareholders or by SSGA FM in connection with the matters to which this Agreement relates, except (a) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, and (b) to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, the Sub-Adviser shall be liable for any loss suffered by the Fund, the Company or its shareholders or by SSGA FM as a result of any negligent act or omission by Sub-Adviser relating to or arising out of any breach by the Sub-Adviser of the second paragraph of Section 2(b) of this Agreement.

   8. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

   (a) The Sub-Adviser: (1) is registered as an adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (2) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (3) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (4) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (5) will promptly notify SSGA FM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (6) is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania with the power to own and possess its assets and carry on its business as it is now being conducted.

   (b) The Sub-Adviser has adopted a written code of ethics pursuant to Rule 204A-1 under the Advisers Act that also complies with Rule 17j-1 under the 1940 Act, and will provide SSGA FM and the Board with a copy of that code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, the president, any vice president or chief compliance officer of the Sub-Adviser shall certify to SSGA FM that the Sub-Adviser has complied with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, the details of such violation and of the appropriate action that was taken in response to such violation. Upon the written request from SSGA FM, the Sub-Adviser shall permit SSGA FM, its employees or its agents to examine the reports made to the Sub-Adviser pursuant to Rule 204A-1(b) under the Advisers Act and Rule 17j-1(c)(2) under the 1940 Act and all other records relevant to the Sub-Adviser's code of ethics. SSGA FM shall be solely responsible for ensuring the confidentiality of such reports and shall be solely liable for any unauthorized abuse or misuse of information in such reports by its employees or agents.

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   9. Representations and Warranties of SSGA FM. SSGA FM represents, warrants and agrees that SSGA FM (a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (b) is not prohibited by the 1940 Act or the Advisers Act from performing the obligations contemplated by the Advisory Agreement; (c) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the obligations contemplated by the Advisory Agreement; (d) has the authority to enter into and perform the obligations contemplated by the Advisory Agreement and the execution, delivery and performance by SSGA FM of the Advisory Agreement does not contravene or constitute a default under any agreement binding upon SSGA FM; (e) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify SSGA FM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and
(f) is duly organized and validly existing under the laws of the Commonwealth of Massachusetts with the power to own and possess its assets and carry on its business as it is now being conducted.

    10.Indemnification.

   (a) The Company agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended ("1933 Act"), harmless from any and all direct and indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Company's registration statement, any proxy statement, or any annual or semi-annual report to investors in the Fund (other than a misstatement or omission relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to SSGA FM or the Company by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio instrument that resulted from any breach by the Sub-Adviser of the second paragraph of Section 2(b) of this Agreement).

   (b) The Sub-Adviser agrees to indemnify and hold the Company and SSGA FM, their respective officers and directors, and any person who controls them within the meaning of Section 15 of the 1933 Act harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding:

   (1) arising out of any actual or alleged material misstatement or omission in the Company's registration statement, any proxy statement, or any annual or semi-annual report to investors in the Fund relating to disclosure about the Sub-Adviser provided to SSGA FM by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio instrument that resulted from any breach by the Sub-Adviser of the second paragraph of Section 2(b) of this Agreement; and

   (2)  arising out of the Sub-Adviser's failure to ensure that the Fund
        (A) complies with the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (B) continuously qualifies as a regulated investment company under Sub-Chapter M of the Code.

   11. Duty to Update Information. The parties hereto shall promptly notify each other in writing regarding any change to the foregoing representations and warranties. Likewise, the Sub-Adviser agrees to notify SSGA FM of any change of control of the Sub-Adviser, including any change of its general partner or 25% shareholders, as applicable, and any changes in the key personnel of the Sub-Adviser, including in particular portfolio management personnel responsible for the Fund's assets in each case prior to or promptly after notice of such change.

   12. [RESERVED]

   13. Duration and Termination.

   (a) This Agreement shall become effective upon the date of its execution. This Agreement will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (1) by the Board or (2) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

   (b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund's outstanding voting securities, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by SSGA
FM: (1) upon 60 days' written notice to the Sub-Adviser, (2) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Paragraph 8 of this Agreement, or (3) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days' written notice to SSGA FM. This Agreement will terminate automatically in the event of its assignment (as defined under the 1940 Act, the rules thereunder or SEC staff interpretations thereof) or upon termination of the Advisory Agreement.

   14. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund's outstanding voting securities (unless the Company receives an order from the SEC or opinion of counsel permitting it to modify the Agreement without such vote).

   15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and applicable provisions of the 1940 Act and the Advisers Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act and the Advisers Act, the latter shall control.

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   16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "control," "investment adviser," "net assets," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                          SSGA FUNDS MANAGEMENT, INC.

                                          BY:     /s/ Ellen M. Needham
                                                  ------------------------------

                                          Name:   Ellen M. Needham
                                                  ------------------------------

                                          Title:  President
                                                  ------------------------------

                                          GE INVESTMENTS FUNDS, INC., ON BEHALF
                                          OF THE REAL ESTATE SECURITIES FUND,
                                          SOLELY WITH RESPECT TO SECTION 10 OF
                                          THIS AGREEMENT

                                          BY:     /s/ Jeanne M. La Porta
                                                  ------------------------------

                                          Name:   Jeanne M. La Porta
                                                  ------------------------------

                                          Title:  President and Director
                                                  ------------------------------

                                          CENTERSQUARE INVESTMENT MANAGEMENT,
                                          INC.

                                          BY:     /s/ R. Joseph Law
                                                  ------------------------------

                                          Name:   R. Joseph Law
                                                  ------------------------------

                                          Title:  Chief Financial Officer/Chief
                                                  Compliance Officer
                                                  ------------------------------